EXHIBIT 99.4

Unaudited Pro Forma Key Operating Statistics by Quarter

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2
Same-facility statistics :
Adjusted Admissions — United Kingdom	3,604	3,300	3,248	2,979	3,433	3,452
Net revenue/adjusted admission — United Kingdom	3,837	4,037	4,119	5,302	5,470	5,057
Net revenue — United Kingdom (000s)	13,829	13,322	13,379	15,795	18,779	17,457
Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)	3,837	4,037	4,119	5,302	5,470	5,057
Facility EBITDA (1) margin — United Kingdom	35.3%	27.8%	28.8%	31.5%	32.3%	28.8%
Consolidated facility statistics:
Total adjusted admissions — United Kingdom	3,604	3,300	3,804	3,655	4,300	4,901
% change vs same period prior year:
Adjusted Admissions — United Kingdom					(4.7%)	4.6%
Net revenue/adjusted admission — United Kingdom					42.6%	25.3%
Net revenue — United Kingdom (000s)					35.8%	31.1%
Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)					24.2%	12.4%
Facility EBITDA (1) margin — United Kingdom (bps)					(300)	100
Consolidated facility statistics:
Total adjusted admissions — United Kingdom					19.3%	48.5%

(1) EBITDA is calculated as operating income plus depreciation and amortization. United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.